Exhibit 10.1

FORM OF PARENT Stockholder VOTING AND LOCK-UP Agreement

This Stockholder Voting and Lock-Up Agreement (this “Agreement”) is entered into as of January 8, 2016, by and between RestorGenex Corporation, a Delaware corporation (“Parent”), and the undersigned (“Stockholder”).

RECITALS

A. WHEREAS, Diffusion Pharmaceuticals LLC, a Virginia limited liability company (the “Company”) and Parent, have entered into that certain Agreement and Plan of Merger, dated as of December 15, 2015 (the “Merger Agreement”), by and among the Company, Arco Merger Sub, LLC, a Virginia limited liability company and wholly owned subsidiary of Parent (the “Merger Sub”), and Parent, pursuant to which it is contemplated that the Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly owned subsidiary of Parent.

B. WHEREAS, Stockholder understands and acknowledges that the Company, the Merger Sub and Parent are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Restrictions on Shares.

(a)          Prior to the Expiration Time (as defined in Section 1(c)), Stockholder shall not, directly or indirectly:

(i)     transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), or encumber, any Lock-Up Shares (as defined in Section 1(c)), enter into any Hedging Transaction (as defined in Section 1(c)), or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, or publicly disclose the intention to take any of the foregoing actions;

(ii)     except pursuant to the terms of this Agreement, grant any proxies or powers of attorney with respect to any of the Shares (as defined in Section 3(a)), deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares or make any public announcement that is in any manner inconsistent with Section 2; or

(iii)     in his, her or its capacity as a Stockholder of Parent, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or be reasonably expected to have the effect of impairing the ability of Stockholder to perform his, her or its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby or in the Merger Agreement.

(b)          Notwithstanding the restrictions set forth in clause (a) of this Section 1:

(i)     Stockholder may transfer Lock-Up Shares to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes; provided, that, in any such case it shall be a condition to the transfer or distribution that the transferee or distributee execute an agreement, in form and substance satisfactory to Parent, stating that the transferee or distributee is receiving and holding the Lock-Up Shares subject to the provisions of this Agreement and that the transferee or distributee agrees to be bound by the terms and conditions of this Agreement; and

(ii)     nothing contained herein will be deemed to restrict the ability of any Stockholder to exercise, including any form of cashless exercise that results in the sale or other transfer of any Lock-Up Shares, any options or warrants to purchase Parent Common Stock (as defined in Section 1(c)) held by such Stockholder which are described in the confidential disclosure schedules delivered by Parent to the Company pursuant to the Merger Agreement.

(c)          The following terms shall have the following meanings for purposes of this Agreement:

(i)       “Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

(ii)      “Effective Time” has the meaning ascribed thereto in the Merger Agreement.

(iii)      “Expiration Time” means the earliest of (i) the date that is 6 months after the Effective Time, subject to extension of such period pursuant to any applicable regulatory requirement, (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and (iii) such other date and time designated by mutual agreement of Parent and the Company prior to the Effective Time and delivered in a written notice to Stockholder.

(iv)      “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares or any Lock-Up Shares.

(v)      “Lock-Up Shares” means (i) the shares of Parent Common Stock held or beneficially owned by the Stockholder as of the date hereof and (ii) any shares of Parent Common Stock issued to the Stockholder in connection with the Merger, in each case, together with any additional shares of Parent Common Stock that may be issued from time to time with respect to such shares of Parent Common Stock, including without limitation, in connection with any stock split, stock dividend, recapitalization or reorganization, together with any other shares of Parent Common Stock acquired by Stockholder prior to the Expiration Time. Lock-Up Shares shall also include any securities held by or issued to Stockholder which are convertible into or excercisable or exchangeable for Parent Common Stock (including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant). For the avoidance of doubt, the Lock-Up Shares includes the Shares.

(vi)      “Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

(vii)      “Parent Stockholder Approval Matters” means the approval of any matters which the Parent Board of Directors recommends prior to the Expiration Time that the stockholders of Parent approve.

(viii)      “Parent Stock Options and Other Rights” means options, restricted stock units, warrants and other rights to acquire, directly or indirectly, shares of the common stock of Parent or any of its affiliates set forth on Schedule A hereto.

(ix)       “Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, or any other entity.

2.            Agreement to Vote Shares.

(a)          Prior to the Expiration Time, at every meeting of the stockholders of Parent called, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of Parent, Stockholder shall vote the Shares in favor of the Parent Stockholder Approval Matters.

(b)          Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director of Parent, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent.

3.            Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

(a)          Stockholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Parent Common Stock set forth on Schedule A hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, together with the Parent Stock Options and Other Rights, on the date hereof, collectively, the “Shares”). The Shares constitute Stockholder’s entire interest in the outstanding shares of Parent Common Stock and Stockholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of Parent or any other securities convertible into or excersiable or exchangeable for any shares of capital stock of Parent. No Person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of Persons that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law, or if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws; provided, however, that any such married Stockholder shall cause his or her spouse to deliver, on the date hereof, a consent of spouse in substantially the form attached hereto as Exhibit A). At the Expiration Time, the Shares will be free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would hinder or prevent in any manner the exercise or fulfillment of the rights and obligations of Stockholder under this Agreement or of the parties to this Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b)       Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)       The execution and delivery of this Agreement does not, and the performance by Stockholder of his, her or its agreements, covenants, and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any Person under, any provisions of the organizational documents of Stockholder (if applicable), or any agreement, commitment, law, rule, regulation, judgment, order or decree to which Stockholder is a party or by which Stockholder is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent or delay Stockholder from performing his, her or its agreements, covenants or obligations under this Agreement.

(d)       Stockholder hereby agrees that he, she or it shall vote “for” the Parent Stockholder Approval Matters, Stockholder shall not revoke or rescind the vote “for” the Parent Stockholder Approval Matters or any resolution contained therein and further agrees not to adopt any resolutions rescinding or revoking the Parent Stockholder Approval Matters or any resolution contained therein, at any time prior to the Expiration Time. Stockholder agrees that he, she or it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of the Parent Stockholder Approval Matters or this Agreement.

4.            Miscellaneous.

(a)       Specific Performance. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for, and obtain from any such court, specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable injury to such party or that such party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the parties admit). The parties hereto further agree and acknowledge that each and every obligation applicable to it contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.

(b)       Successors and Assigns. Except as provided in Section 1(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

(c)       Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(d)       Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(e)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(f)        Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be delivered personally, by overnight courier service, by facsimile or sent by certified, registered or express air mail, postage prepaid (and shall be deemed given when, delivered if delivered by hand, one Business Day after deposited with an overnight courier service if delivered by overnight courier, upon electronic confirmation of receipt if faxed during normal business hours and otherwise upon the opening of business on the next Business Day, and five days after mailing if mailed). Such notices, requests, instructions or other documents shall be sent to Parent at the address set forth below and to any Stockholder at the address set forth on the signature page hereto, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party in compliance with this Section 4(f). Parent’s address is:

2020 Avon Court, #4 Charlottesville, Virginia 22902 Facsimile: (434) 220-0722 Attention: David G. Kalergis, Chief Executive Officer Ben Shealy, Chief Financial Officer

with a copy to (which shall not constitute notice): Dechert LLP 1095 Avenue of the Americas New York, New York 10036 Facsimile: (212) 698-3599 Attention: David S. Rosenthal, Esq.

If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the next succeeding Business Day.

(g)      Arm’s-Length Agreement. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

(h)      Sophisticated Parties; Advice of Counsel. Each of the parties to this Agreement specifically acknowledges that he, she or it (i)  is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement, (ii)  has been fully advised and represented by legal counsel of his, her or its own independent selection and has relied wholly upon his, her or its independent judgment and the advice of such counsel in negotiating and entering into this Agreement, (iii) has carefully read and fully understands all of the terms of this Agreement, and (iv) is under no disability or impairment that affects its, his or her decision to sign this Agreement and he, she or it knowingly and voluntarily intends to be legally bound by this Agreement.

(i)      Entire Agreement. This Agreement, together with the exhibits attached hereto, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(j)      Attorneys’ Fees. In the event of litigation or other proceedings in connection with or related to this Agreement, the prevailing party in such litigation or proceeding shall be entitled to reimbursement from the opposing party of all reasonable expenses, including, without limitation, reasonable attorneys’ fees and expenses of investigation in connection with such litigation or proceeding.

(k)      Third-Party Beneficiaries or Other Right. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s dependents, heirs, successors or assigns any right to any benefits hereunder or any remedies hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto; provided, that the parties hereby acknowledge that the Company is an explicit third-party beneficiary of this Agreement.

(l)      Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Time, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(m)      Additional Documents, Etc. Stockholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement. Without limiting the generality of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Parent to deliver a copy of this Agreement to the Company.

(n)      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

RESTORGENEX CORPORATION:	STOCKHOLDER:

By:

(Print Name of Stockholder)

Name:

(Signature)

Title:

(Print name and title if signing on behalf of an entity)

SCHEDULE A

STOCKHOLDER AND STOCK OWNERSHIP

Shares and Parent Options and Other Rights beneficially owned by Stockholder on the date hereof:

shares of Parent Common Stock

shares of Parent Common Stock subject to Parent Stock Options shares of Parent Common Stock subject to Parent Warrants

Diffusion securities beneficially owned by Stockholder on the date hereof:

units of Diffusion convertible into Parent Common Stock pursuant to the Merger Agreement units of Diffusion issuable upon the exercise of Diffusion options convertible into Parent Common Stock pursuant to the Merger Agreement units of Diffusion convertible upon the conversion of Diffusion convertible notes convertible into Parent Common Stock pursuant to the Merger Agreement

EXHIBIT A

SPOUSAL CONSENT

I                         , spouse of                             , have read, fully understood, and approve the Stockholder Voting and Lock-Up Agreement attached hereto (the “Agreement”), and the Merger Agreement referred to therein. I understand that pursuant to the Agreement and the Merger Agreement, my spouse has agreed to vote his or her shares of RestorGenex Corporation, a Delaware corporation (“Parent”) common stock in favor of the Parent Stockholder Approval Matters (as defined therein). In consideration of the terms and conditions as set forth in the Agreement and the Merger Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement and the Merger Agreement insofar as I may have any rights or obligations in the Agreement or the Merger Agreement under the community property laws or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

To the extent that I shall succeed to any or all of the interest of my spouse’s direct or indirect interest in Parent (or the consideration received by my spouse pursuant to the Merger Agreement), whether by voluntary transfer or transfer by operation of law, property settlement agreement or pursuant to a dissolution of marriage proceeding, or by decree or order of court, or in any other manner, such interest shall be subject to all terms of the Agreement and the Merger Agreement.

This Spousal Consent shall be binding on the undersigned and on the undersigned’s assigns, representatives, heirs and legatees.

The undersigned acknowledges that he or she has been advised by his or her own legal counsel, or has had the opportunity to engage his or her own legal counsel, with respect to this Spousal Consent and understands and agrees that (i) he or she has carefully read and fully understands all of the terms of this Spousal Consent, the Agreement, and the Merger Agreement; and (ii) he or she is under no disability or impairment that affects his or her decision to sign this Spousal Consent and knowingly and voluntarily intends to be legally bound by this Spousal Consent.

Date:

Signature of Spouse:

Printed Name of Spouse: